Flexsteel to Appoint Derek P. Schmidt as President and CEO

Dubuque, Iowa – April 29, 2024 – Flexsteel Industries, Inc. (NASDAQ:FLXS), announces the appointment of Derek P. Schmidt to the position of President and Chief Executive Officer effective July 1, 2024. Mr. Schmidt will succeed Jerald K. Dittmer who has announced his resignation from the position of Chief Executive Officer effective June 30, 2024, and retirement from Flexsteel on December 31, 2024.

Derek P. Schmidt joined Flexsteel as Chief Financial Officer & Chief Operating Officer in April 2020 and was subsequently appointed Secretary and Treasurer in May 2020. In June 2022, his role as Chief Operating Officer expanded to take on additional responsibilities and strategic ownership of manufacturing, sourcing and procurement, logistics and distribution, and product management and development. In January 2023, his responsibilities further expanded to include oversight for the sales and marketing functions. In January 2024, Mr. Schmidt was promoted to the position of President to reflect his responsibility for the company’s operations and growth strategy and appointed a member of the Board of Directors.

Mr. Schmidt’s leadership has been vital in accelerating the Company’s transformation over the past four years and positioning it for long-term profitable growth. He’s helped shape an exciting vision for the future of the Company and championed strategies and investments to pursue growth initiatives in new markets, elevate innovation, enhance customer experiences, improve speed of product development, and advance sustainable business practices. Additionally, he has assembled a strong supply chain management team and built operational capabilities as a competitive advantage.

Mr. Schmidt has almost 30 years of broad general management and financial leadership experience driving profitable growth across multiple industries, including eleven years in the furniture industry. Prior to Flexsteel, Mr. Schmidt was the Chief Financial Officer of Crescent Electric Supply Co., one of the nation’s largest electrical distributors. Prior to that, Mr. Schmidt held multiple executive positions with HNI Corporation, a leading global office furniture manufacturer, from 2011 to 2018. Prior to joining HNI, Mr. Schmidt held financial leadership positions with companies such as Silgan Plastics Corporation, MasterBrand Cabinets, Inc., and General Mills Inc. Mr. Schmidt is a graduate of the University of Wisconsin with a Bachelor of Business Administration degree in Accounting and Finance. He also earned a Master of Business Administration with an emphasis in finance and strategic management from the University of Minnesota Carlson School of Management.

“Derek has been instrumental in the development and execution of the Company’s strategy over the last four years and has been a driver of organizational change and culture development. His experience both within and outside of Flexsteel uniquely equips him to take Flexsteel’s growth strategy forward,” states current Chief Executive Officer, Jerry Dittmer. “I have the utmost confidence in his leadership and abilities.”

Jerald K. Dittmer has announced his resignation from the position of Chief Executive Officer effective June 30, 2024, but has agreed to stay employed with the company as a Strategic Advisor to support and aid in a seamless transition with Mr. Schmidt before retiring from the Company and the Board of Directors on December 31, 2024.

“Mr. Dittmer’s legacy is that of significant business transformation and unwavering leadership through unprecedented times,” states Tom Levine, Board Chair. “I would like to thank him for his significant contributions to Flexsteel and his active participation in the execution of a strong succession plan with Mr. Schmidt. I am proud of the legacy Mr. Dittmer has built and am excited for what the future holds for Flexsteel under the leadership of Mr. Schmidt.”

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

For more information, visit our website at http://www.flexsteel.com.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com